SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report
        (Date of earliest
        event reported):         September 18, 1996


                           OSHKOSH TRUCK CORPORATION
             (Exact name of registrant as specified in its charter)

           Wisconsin                 0-13886                    39-0520270
        (State or other           (Commission              (I.R.S. Employer
        jurisdiction of           File Number)            Identification No.)
        incorporation)


   2307 Oregon Street, P. O. Box 2566, Oshkosh, Wisconsin             54903
        (Address of principal executive offices)                   (Zip Code)


   Registrant's telephone number, including area code:       (414) 235-9151

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

             Oshkosh Truck Corporation ("Oshkosh") hereby amends Item 7 of Oshkosh's Form 8-K Current Report dated September 18, 1996 reporting Oshkosh's acquisition of all of the issued and outstanding stock of Pierce Manufacturing Inc. ("Pierce") to include the requisite pro forma financial statements. The complete text of Item 7 as amended is as follows:

                   Item 7 - Financial Statements and Exhibits

        (a)  Financial Statements of Business Acquired

        The financial statements of Pierce Manufacturing Inc. are included as follows:

        - As of October 31, 1995 and 1994 and for the years ended October 31, 1995, 1994 and 1993.

             -    Report of Independent Public Accountants
             -    Consolidated Statements of Income
             -    Consolidated Balance Sheets
             -    Consolidated Statements of Shareholders' Equity
             -    Consolidated Statements of Cash Flows
             -    Notes to Consolidated Financial Statements

        - As of July 31, 1996 and 1995 and for the nine month periods ended July 31, 1996 and 1995.

             -    Consolidated Statements of Income
             -    Consolidated Balance Sheets
             -    Consolidated Statements of Cash Flow
             -    Notes to Consolidated Financial Statements

        (b)  Pro Forma Financial Information

        Pro forma financial statements of Oshkosh Truck Corporation are included as follows:

        -    Pro Forma Condensed Consolidated Financial Statements

             -    Pro Forma Condensed Consolidated Statements of Income
                  (Loss) for the year ended September 30, 1995 and nine months ended June 30, 1996 and related notes
             - Pro Forma Consolidated Balance Sheet as of June 30, 1996 and related notes

        (c)  Exhibits

        Reference number per
        item 601 of Regulation
                   S-K

             2.1 Stock Purchase Agreement by and among Pierce Manufacturing Inc., the shareholders of Pierce Manufacturing Inc., and Oshkosh Truck Corporation dated August 7, 1996.*

             2.2 First Amendment to Stock Purchase Agreement by and among Pierce Manufacturing Inc., the shareholders of Pierce Manufacturing Inc., and Oshkosh Truck Corporation dated September 18, 1996.*

             4 Credit Agreement dated as of September 18, 1996 among Oshkosh Truck Corporation, and certain lenders with Firstar Bank Milwaukee, N.A., as Agent.*

             23   Consent of Arthur Andersen LLP*


   __________________

   *    Previously filed.

                            PIERCE MANUFACTURING INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF OCTOBER 31, 1995, 1994 AND 1993

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



   To the Board of Directors of
   Pierce Manufacturing Inc.:


   We have audited the accompanying consolidated balance sheets of Pierce Manufacturing Inc. (a Wisconsin corporation) and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pierce Manufacturing Inc. and subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995, in conformity with generally accepted accounting principles.

                                                 ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin,
   December 8, 1995.

                            PIERCE MANUFACTURING INC.

                        CONSOLIDATED STATEMENTS OF INCOME

               FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



                                     1995           1994           1993

   SALES                         $179,998,000    $168,521,000   $172,212,000

   COST OF SALES                  152,343,000     146,032,000    144,796,000
                                  -----------     -----------    -----------
     Gross profit                  27,655,000      22,489,000     27,416,000

   SELLING AND ADMINISTRATIVE
     EXPENSES                      15,356,000      14,764,000     14,288,000
                                  -----------     -----------    -----------
     Income from operations        12,299,000       7,725,000     13,128,000

   OTHER (INCOME) EXPENSE:

     Interest expense               1,753,000       2,666,000      3,018,000
     Interest income                 (336,000)       (150,000)      (417,000)
     Other income, net                 (7,000)         (2,000)        (3,000)
                                  -----------     -----------    -----------
     Other expense, net             1,410,000       2,514,000      2,598,000
                                  -----------     -----------    -----------
     Income before taxes and
       extraordinary item          10,889,000       5,211,000     10,530,000

   PROVISION FOR INCOME TAXES       4,201,000       2,075,000      4,189,000
                                  -----------     -----------   ------------
     Income before
       extraordinary item           6,688,000       3,136,000      6,341,000

   EXTRAORDINARY ITEM:

     Early extinguishment of
      debt (less related income
      tax benefit of $241,000)        377,000             -               -
                                   ----------     -----------    -----------
             Net income            $6,311,000      $3,136,000     $6,341,000
                                    =========       =========      =========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                            PIERCE MANUFACTURING INC.

                           CONSOLIDATED BALANCE SHEETS

                         AS OF OCTOBER 31, 1995 AND 1994


                                                 1995         1994
                     ASSETS

   CURRENT ASSETS:
     Cash and cash equivalents                $1,987,000     $1,669,000
     Accounts receivable, less allowance for
      doubtful accounts of $363,000 and
      $324,000, respectively                   7,747,000     14,064,000
     Inventories                              27,966,000     27,758,000
     Prepaid expenses and advances               969,000        646,000
     Income taxes receivable                     201,000              -
     Future tax benefits                         493,000        878,000
                                              ----------     ----------
      Total current assets                    39,363,000     45,015,000

   PROPERTY, PLANT AND EQUIPMENT:
     Land                                      1,674,000      1,674,000
     Buildings                                13,660,000     13,584,000
     Machinery and equipment                  23,001,000     21,634,000
                                              ----------     ----------
                                              38,335,000     36,892,000
     Less- Accumulated depreciation          (17,757,000)   (14,969,000)
                                             -----------    -----------
      Net property, plant and equipment       20,578,000     21,923,000

   GOODWILL                                    4,467,000      4,731,000


   OTHER ASSETS                                1,305,000      1,078,000
                                              ----------     ----------

                                             $65,713,000    $72,747,000
                                             ===========    ===========
      LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable                         $8,957,000     $8,090,000
     Advances from customers                  25,294,000     21,456,000
     Payroll-related obligations               5,137,000      4,494,000
     Accrued warranty expense                  1,936,000      3,453,000
     Accrued liabilities                       1,424,000      1,558,000
     Income taxes payable                             -          40,000
                                              ----------     ----------
   Total current liabilities                  42,748,000     39,091,000


   LONG-TERM DEBT                                     -      16,902,000


   DEFERRED INCOME TAXES                       2,021,000      1,938,000

   SHAREHOLDERS' EQUITY:
     Common stock ($.05 par value, 442,000
      shares authorized, 408,852 and 410,806
      shares issued and outstanding,
      respectively)                               21,000         21,000
     Additional paid-in capital                9,564,000      9,620,000
     Retained earnings                        11,359,000      5,175,000
                                             -----------    -----------
   Total shareholders' equity                 20,944,000     14,816,000
                                              ----------     ----------
                                             $65,713,000    $72,747,000
                                              ==========     ==========


         The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                            PIERCE MANUFACTURING INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993


                                                                  Additional Paid-
                                                                     in Capital                               Total
                                         Common Stock          Common                       Retained      Shareholders'
                                     Shares       Amount        Stock        Warrants       Earnings         Equity

   BALANCE, October 31, 1992           258,181     $13,000    $4,238,000      $1,522,000    $18,481,000     $24,254,000

     Issuance of common stock            3,908           -       150,000               -              -         150,000

     Exercise of warrants              150,671       8,000     5,281,000      (1,522,000)             -       3,767,000

     Net income                              -           -             -               -      6,341,000       6,341,000

     Dividends declared                      -           -             -               -    (22,650,000)    (22,650,000)
                                      --------    --------     ---------       ---------     ----------      ----------
   BALANCE, October 31, 1993           412,760      21,000     9,669,000               -      2,172,000      11,862,000

     Repurchase of common stock         (1,954)          -       (49,000)              -       (133,000)       (182,000)

     Net income                              -           -             -               -      3,136,000       3,136,000
                                      --------   ---------    ----------       ---------      ---------     -----------
   BALANCE, October 31, 1994           410,806      21,000     9,620,000               -      5,175,000      14,816,000

     Repurchase of common stock         (1,954)          -       (56,000)              -       (127,000)       (183,000)

     Net income                              -           -             -               -      6,311,000       6,311,000
                                     ---------  ----------   -----------       ---------     ----------      ----------
   BALANCE, October 31, 1995           408,852     $21,000    $9,564,000    $          -    $11,359,000     $20,944,000
                                     =========   =========    ==========       =========     ==========      ==========



   The accompanying notes to consolidated financial statements are an integral part of these statements.

                            PIERCE MANUFACTURING INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993




                                                  1995            1994           1993

   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                 $6,311,000     $3,136,000     $6,341,000
     Adjustments to reconcile net income to
       net cash provided by operating
       activities-
        Depreciation and amortization-
          Property, plant and equipment          2,866,000      3,409,000      2,847,000
          Goodwill and other                       682,000        492,000        473,000
        Loss on disposal of property, plant
         and equipment                                   -         35,000              -
        Deferred income taxes                      467,000       (773,000)      (347,000)
        Changes in assets and liabilities-
          Accounts receivable                    6,317,000     (6,844,000)       982,000
          Inventories                             (208,000)      (855,000)     3,965,000
          Prepaid expenses and advances           (323,000)      (199,000)      (153,000)
          Accounts payable                         867,000       (197,000)     2,410,000
          Advances from customers                3,838,000      4,868,000     (9,365,000)
          Accrued liabilities                     (962,000)     2,385,000              -
          Other                                   (530,000)    (1,439,000)       (45,000)
                                               -----------    -----------    -----------
          Net cash provided by operating
            activities                          19,325,000      4,018,000      7,108,000
                                               -----------    -----------    -----------
   CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital expenditures                       (1,524,000)    (2,104,000)    (7,484,000)
                                              ------------   ------------   ------------
   CASH FLOWS FROM FINANCING ACTIVITIES:

     Principal payments on long-term debt      (17,300,000)    (4,400,000)    (8,800,000)
     Borrowings of long-term debt                        -      2,700,000      8,800,000
     Repurchase of common stock                   (183,000)      (182,000)             -
     Proceeds from exercise of warrants                  -              -      3,767,000
     Proceeds from issuance of common stock              -              -        150,000
     Payment of dividend                                 -              -    (22,650,000)
                                               -----------     ----------   ------------
          Net cash used by financing
            activities                         (17,483,000)    (1,882,000)   (18,733,000)
                                               -----------    -----------   ------------


  INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                   318,000         32,000    (19,109,000)

  CASH AND CASH EQUIVALENTS, beginning of
     year                                        1,669,000      1,637,000     20,746,000
                                               -----------    -----------    -----------

   CASH AND CASH EQUIVALENTS, end
     of year                                    $1,987,000     $1,669,000     $1,637,000
                                                 =========      =========      =========
   SUPPLEMENTAL DISCLOSURES:
     Cash payments for-
       Interest                                   $745,000     $1,922,000     $2,179,000
       Income taxes                              3,775,000      4,023,000      4,227,000



           The accompanying notes to consolidated financial statements are an integral part of these statements.

                            PIERCE MANUFACTURING INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993



   (1)  Nature of Business-

        Pierce Manufacturing Inc. (the "Company") designs and manufactures fire and emergency vehicles for sale primarily to municipalities throughout the United States.

   (2)  Summary of Significant Accounting Policies-

        (a) Principles of consolidation-

            The consolidated financial statements as of October 31, 1995, 1994 and 1993, include the accounts of the Company, Dover Technologies, Inc. (an inactive marketing corporation) and Pierce Manufacturing International Inc. (a foreign sales corporation).

            All intercompany transactions have been eliminated in consolidation.

        (b) Cash and cash equivalents-

            The Company considers cash and cash equivalents to be all cash and short-term investments with original maturities of 90 days or less.

        (c) Property, plant and equipment-

            Property, plant and equipment are stated at cost. Additions and improvements which extend the useful life of property and equipment since the date of acquisition are capitalized at their cost while repair and maintenance costs are expensed. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations.

            Depreciation for financial reporting purposes is made on a straight-line basis over the following estimated useful lives:

                    Buildings                    30 years
                    Machinery and equipment       7 years

            Depreciation expense included in the consolidated statements of income was $2,866,000, $3,409,000 and $2,847,000 for the years ended October 31, 1995, 1994 and 1993, respectively.

        (d) Goodwill-

            Goodwill is amortized using the straight-line method over 25 years.

        (e) Product warranty-

            The Company provides for the estimated cost of warranty work related to specific shipments. Amounts expensed related to continuing operations in 1995, 1994 and 1993 were $1,508,000, $3,702,000 and $1,878,000, respectively.

        (f) Customer advances-

            Customer advances represent amounts received from customers in advance of the completion of the truck. Certain of these advances bear interest to the customer. Interest rates on the advances are variable based on current lending rates. Interest expense included in the consolidated statements of income was $737,000, $518,000 and $409,000 for the years ended October 31,
            1995, 1994 and 1993, respectively.

        (g) Postretirement benefits other than pensions-

            The Company does not provide health, life insurance or any related benefits to its retirees.

        (h) Advertising costs-

            All advertising costs are generally expensed when incurred. Advertising expense included in the consolidated statements of income was $357,000, $318,000 and $418,000 for the years ended October 31, 1995, 1994 and 1993, respectively.

        (i) Income taxes-

            Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are provided for temporary differences in the financial reporting and income tax bases of certain assets and liabilities at the tax rate expected to be in effect when the temporary differences reverse.

        (j) Use of estimates-

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        (k) Reclassifications-

            Certain reclassifications of prior year amounts have been made in order to conform to the current year presentation.

   (3)  Inventories-

        Inventories are carried at the lower of cost or market. Cost is determined principally on the last-in, first-out (LIFO) method. Inventories consisted of the following:

                                                  October 31,
                                               1995          1994
   Current cost-

     Raw materials                           $6,057,000     $6,615,000
     Fabricated parts                           769,000      1,101,000
     Work-in-process and finished goods      24,730,000     23,317,000
                                             ----------     ----------
                                             31,556,000     31,033,000

   Excess of current cost over LIFO cost     (3,590,000)    (3,275,000)
                                             ----------     ----------
        Net inventories                     $27,966,000    $27,758,000
                                             ==========     ==========

   (4)  Long-Term Debt-

        Long-term debt consists of the following:

                                                  October 31,
                                                1995          1994


        Revolving Credit Agreement, interest
          at prime plus .25%                 $      -        $2,700,000

        Unsecured Senior Note payable to a
        bank, interest at 6.47%, paid August
        30, 1995                                    -         4,400,000

        Unsecured Senior Subordinated Note,
        interest at 12%, less unamortized
        original discount of $398,000 at
        October 31, 1994, paid March 20,
        1995                                        -         9,802,000
                                             ----------      ----------
        Total                                $      -       $16,902,000
                                             ==========      ==========


        On March 20, 1995, the Company paid the outstanding balance of the Unsecured Senior Subordinated Note which was due in equal amounts of $5,100,000 on August 31, 1996 and 1997. In connection with the early retirement of this debt, the Company recognized an extraordinary charge of $377,000 (net of tax) which included accelerated amortization of original issue discount and a premium paid to the lender for the early payment of principal.

        The Company has a $15,000,000 Revolving Credit Agreement (the "Agreement") with a bank, which expires on January 31, 1998. Borrowings under the Agreement bear interest at the prime rate plus .25% (9.0% at October 31, 1995). As shown above, there were no borrowings under the Agreement at October 31, 1995. There are no compensating balance requirements.

        The terms of the Agreement require the Company, among other things, to maintain certain financial ratios and balances, primarily net worth and current ratio. In addition, this Agreement includes covenants restricting further indebtedness, capital expenditures and the payment of dividends. The Company has met all of the requirements of the Agreement, as of October 31, 1995.

   (5)  Employee Benefit Plans-

        The Company sponsors a defined benefit pension plan covering substantially all employees. Employee benefits are based upon years of credited service. Pension expense for 1995, 1994 and 1993 is comprised of the following:


                                         1995        1994        1993

   Service cost                         $163,000    $163,000    $165,000
   Interest cost                         186,000     161,000     133,000
   Actual return on plan assets         (362,000)    (77,000)   (132,000)
   Net amortization and deferral         160,000    (105,000)    (19,000)
                                        --------    --------    --------
        Net pension expense             $147,000    $142,000    $147,000
                                        ========    ========    ========

        The following table sets forth the funded status of the Company's pension plan and the amount recognized in the Company's consolidated balance sheets as of October 31:

                                                1995            1994
   Projected benefit obligation:
   Vested benefits                            $(2,702,000)    $(2,351,000)

   Nonvested benefits                             (25,000)        (57,000)
                                               ----------      ----------
   Projected benefit obligation                (2,727,000)     (2,408,000)

   Plan assets at fair value                    3,120,000       2,531,000
                                                ---------       ---------
   Plan assets in excess of projected
     benefit obligation                           393,000         123,000
   Unrecognized prior service cost                210,000         223,000
   Unrecognized net losses                        705,000         811,000
   Unrecognized transition asset                 (377,000)       (414,000)
                                                 --------        --------
   Prepaid pension asset                         $931,000        $743,000
                                                  =======         =======


        Assumptions used in determining the funded status of the pension plan for the 1995, 1994 and 1993 plan years were:

                                                1995    1994     1993

         Discount rate                          7.75%    7.75%   7.75%

         Long-term rate of return               7.75%    7.75%   8.00%


        The Company makes a contribution to the qualified plan each year, at least equal to the minimum required contribution as defined by the Employee Retirement Income Security Act of 1974. The unrecognized net asset arising from the transition to Financial Accounting Standards Board Statement No. 87, is being amortized through 2003. Plan assets consist primarily of common trust funds.

        The Company makes a discretionary profit sharing payment to substantially all employees each year. The Company recorded a provision of $458,000, $350,000 and $615,000 in 1995, 1994 and 1993,
        respectively.

        The Company also sponsors a retirement savings plan in which all employees may voluntarily elect to participate. Under this plan, the Company matches a portion of the amounts contributed by employees. The Company recorded expense related to this plan of $325,000, $315,000 and $298,000 in 1995, 1994 and 1993, respectively.

   (6)  Income Taxes-

        The provision for income taxes consisted of the following for the years ended October 31, 1995, 1994 and 1993:

                                     1995          1994          1993
     Current:
        Federal                    $3,003,000    $2,265,000     $3,596,000
        State                         731,000       583,000        940,000
                                    ---------     ---------
                                    3,734,000     2,848,000      4,536,000
     Deferred                         467,000      (773,000)      (347,000)
                                    ---------     ---------      ---------
          Total income tax
             provision             $4,201,000    $2,075,000     $4,189,000
                                    =========     =========      =========

        The reasons for the differences between the income tax provision and the amount computed by applying the Federal statutory income tax rate to the book net income before taxes are as follows:

                                       1995          1994           1993


   Tax provision at Federal          $3,702,000     $1,772,000   $3,580,000
    statutory rate
   State income taxes net of            462,000        381,000      620,000
    Federal taxes
   Other                                 37,000        (78,000)     (11,000)
                                      ---------      ---------    ---------
                                     $4,201,000     $2,075,000   $4,189,000
                                      =========      =========    =========

        Net current future tax benefits arise primarily from accrued liabilities which are not currently deductible for income tax purposes. The net current future tax benefits at October 31, 1995 and 1994, are comprised of the following:


                                                  1995          1994
       Current deferred taxes-
          Inventory valuation                    $(804,000)    $(967,000)
          Warranty claims                          755,000     1,347,000
          Accrued vacation                         660,000       764,000
          Pension adjustment                      (363,000)     (290,000)
          Accrued health claims                   (171,000)      (92,000)
          Other                                    416,000       116,000
                                                   -------       -------
            Net future tax benefits               $493,000      $878,000
                                                   =======       =======


        Net noncurrent deferred income tax liabilities arise primarily from differences in the bases of property, plant and equipment. The net deferred tax liabilities at October 31, 1995 and 1994, are comprised of the following:

                                                 1995            1994

   Noncurrent deferred taxes-
   Depreciation                                $(2,071,000)    $(2,006,000)
   Other                                            50,000          68,000
                                                ----------      ----------
   Net noncurrent deferred tax
     liabilities                               $(2,021,000)    $(1,938,000)
                                                ==========      ==========

        The Company did not record any valuation allowances against deferred tax assets at October 31, 1995 or 1994.

   (7)  Commitments and Contingencies-

        The Company has guaranteed certain customers' debt obligations under deferred payment contracts and lease purchase agreements. The Company is contingently liable for $6,155,000 and $6,617,000 as of October 31, 1995 and 1994, respectively, under these guarantees.

        Under the terms of a Shareholders' agreement, after the expiration of the ten-year period commencing on September 16, 1987, each management shareholder has the right from time to time, solely at his option, to require the Company to purchase all or any portion of his shares, subject to specific terms in the agreement. The purchase price will be equal to the value per share as determined pursuant to an appraisal conducted in accordance with the appraisal procedures set forth in the agreement on April 30 of the fiscal year in which such notice was delivered. Under the same agreement, management and nonmanagement shareholders have the right to transfer all or a portion of their stock in accordance with specific terms of the agreement.

   (8)  Stock Appreciation Rights Plan-

        The Company sponsors the Pierce Manufacturing Inc. Stock Appreciation Rights Plan. Key executives of the Company, as determined by the Compensation Committee of the Board, are eligible to receive appreciation rights at the beginning of each performance cycle. At the end of the performance cycle, participants will receive an award for each right granted in the form of cash equal to the difference in the formula value of one share of common stock at the end of the performance cycle and the formula value of one share of common stock at the beginning of the performance cycle. Each performance cycle is five years.

        At October 31, 1995, the following rights were outstanding:

                                        Number of
                    Award Date           Rights      Award Price

               November 1, 1993           1,344            $27.50

               November 1, 1994           1,638            $50.39

        The formula value of one share of common stock at October 31, 1995 is $121.33. At October 31, 1995, the Company had $119,000 reserved related to the outstanding rights.

    (9) Related Party Transactions-

        On December 4, 1992, the holder of the original Unsecured Senior Note and the Unsecured Subordinated Note (the "Holder") exercised the detachable warrants related to the issuance of the Unsecured Senior Subordinated Note. The warrants were exercised on 150,671 shares at $25 per share. As of October 31, 1995, 1994 and 1993, respectively, the Holder and its subsidiary together own 210,671 shares, or approximately 51% of the common stock of the Company. In fiscal 1993, subsequent to the exercise of the warrants, a dividend totaling $22,650,000 was declared and paid to all common shareholders. No dividends were paid during fiscal 1995 or 1994. During fiscal 1995, 1994 and 1993, the Company incurred $473,000, $1,224,000 and
        $1,224,000 of interest expense related to the Unsecured Senior Subordinated Note payable to the Holder.

                           PIERCE MANUFACTURING INC.

                        CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTH PERIODS ENDED JULY 31, 1996 AND 1995


                                                     (Unaudited)

                                             Nine Months Ended July 31,
                                                  1996            1995

   SALES                                     $144,276,000     $129,303,000

   COST OF SALES                              121,102,000      110,379,000
                                              -----------      -----------
       Gross profit                            23,174,000       18,924,000

   SELLING AND ADMINISTRATIVE
    EXPENSES                                   17,343,000       11,640,000
                                              -----------      -----------
    Income from operations                      5,831,000        7,284,000

   OTHER (INCOME) EXPENSE:
    Interest expense                              865,000        1,352,000

    Interest income                              (549,000)        (189,000)

    Other expense                                 289,000           11,000
                                              -----------      -----------
       Other expense, net                         605,000        1,174,000
                                              -----------      -----------
       Income before taxes and extraordinary
         item                                   5,226,000        6,110,000

   PROVISION FOR INCOME TAXES                   2,091,000        2,548,000
                                              -----------      -----------
       Income before extraordinary item         3,135,000        3,562,000

   EXTRAORDINARY ITEM:
    Early extinguishment of debt (less
     related income tax benefit of $241,000)           -           377,000

       Net income                            $  3,135,000     $  3,185,000
                                              ===========      ===========

        The accompanying notes are an integral part of these statements.

                            PIERCE MANUFACTURING INC.

                           CONSOLIDATED BALANCE SHEETS
                    AS OF JULY 31, 1996 AND OCTOBER 31, 1995

       ASSETS                                (Unaudited)
                                            JULY 31,         OCTOBER 31,
   CURRENT ASSETS:                           1996                1995

     Cash and cash equivalents           $ 8,657,000         $ 1,987,000

     Accounts receivable, net              8,708,000           7,747,000

     Inventories                          31,253,000          27,966,000

     Other current assets                  4,248,000           1,663,000
                                          ----------          ----------
        Total current assets              52,866,000          39,363,000

   PROPERTY, PLANT AND EQUIPMENT,
     NET                                  19,754,000          20,578,000

   GOODWILL                                4,269,000           4,467,000

   OTHER ASSETS                            1,063,000           1,305,000
                                          ----------          ----------
                                         $77,952,000         $65,713,000
                                          ==========          ==========

   LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable                    $ 9,367,000         $ 8,957,000

     Advances from customers              28,130,000          25,294,000

     Payroll-related obligations          10,464,000           5,137,000

     Accrued liabilities                   3,744,000           3,360,000
                                          ----------          ----------
        Total current liabilities         51,705,000          42,748,000

   DEFERRED INCOME TAXES                   2,021,000           2,021,000

   SHAREHOLDERS' EQUITY
     Common stock issued at $.05
        par value                             21,000              21,000

     Additional paid in capital            9,711,000           9,564,000

     Retained earnings                    14,494,000          11,359,000
                                          ----------          ----------
        Total shareholders' equity        24,226,000          20,944,000
                                          ----------          ----------
                                         $77,952,000         $65,713,000
                                          ==========          ==========


      The accompanying notes are an integral part of these balance sheets.

                           PIERCE MANUFACTURING  INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTH PERIODS ENDED JULY 31, 1996 AND 1995


                                                     (Unaudited)
                                             Nine Months Ended July 31,
                                                  1996            1995

   NET CASH PROVIDED BY OPERATING ACTIVITIES   $7,954,000      $12,189,000

   NET CASH FLOWS USED IN INVESTING
    ACTIVITIES:
    Capital expenditures                       (1,431,000)      (1,407,000)

   NET CASH FLOWS PROVIDED BY (USED IN)
     FINANCING ACTIVITIES:
    Principal payments of long term debt               -       (11,229,000)

    Repurchase of common stock                         -          (183,000)

    Proceeds from issuance of common stock        147,000              -
                                              -----------      -----------
    Net cash provided by (used in) financing
     activities                                   147,000      (11,412,000)
                                              -----------      -----------

   INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                 6,670,000         (630,000)

   CASH AND CASH EQUIVALENTS at beginning
    of period                                   1,987,000        1,669,000
                                                ---------       ----------
   CASH AND CASH EQUIVALENTS at end of
    period                                     $8,657,000      $ 1,039,000
                                                =========       ==========

        The accompanying notes are an integral part of these statements.

                            PIERCE MANUFACTURING INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) FOR THE NINE MONTH PERIODS ENDED JULY 31, 1996 AND 1995

   (1)       General-

   The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments necessary to present a fair statement of the results for the periods reported, subject to normal year-end audit adjustments, none of which is material. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements as of October 31, 1995, 1994 and 1993, and the notes thereto included elsewhere in this Filing.

   (2)  Inventories-

   The components of inventories at as of July 31, 1996, are as follows:
    Current cost-
         Raw materials                          $6,463,000
         Fabricated parts                          847,000
         Work-in-process and finished goods     27,687,000
                                               -----------
                                                34,997,000

    Excess current cost over LIFO cost          (3,744,000)
                                                ----------
    Net inventories                            $31,253,000
                                                ==========


   (3)  Selling and Administrative Expenses-

   Selling and Administrative Expenses for the nine month period ended July 31, 1996 include provisions for retention bonuses of $4,014,000 and stock appreciation rights of $1,038,000 recorded in anticipation of the sale to Oshkosh Truck Corporation discussed in Note (4) below.


   (4)  Subsequent Event-

   On September 18, 1996, all of the Company's outstanding common stock was acquired by Oshkosh Truck Corporation for $158 million in cash.

                            OSHKOSH TRUCK CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


        The following unaudited pro forma condensed consolidated statements of income (loss) and condensed consolidated balance sheet (collectively, the "Pro Forma Statements") were prepared to illustrate the estimated effects of the acquisition (the "Acquisition") of Pierce Manufacturing Inc. ("Pierce") by Oshkosh Truck Corporation ("the Company"), as if the acquisition had occurred for balance sheet presentation purposes as of June 30, 1996, and for statement of income (loss) purposes as of the beginning of the respective periods presented.

        The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the Acquisition in fact had occurred at the beginning of the periods indicated or on such date or to project the Company's financial position or results of operations for any future date or period. Anticipated efficiences from the consolidation of Pierce's manufacturing facilities and from the synergies related to the consolidation of certain purchasing functions among Pierce and the Company are not fully determinable and therefore have been excluded from the Pro Forma Statements.

        The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto.

        The Acquisition will be accounted for using the purchase method of accounting. The total purchase cost of approximately $160 million will be allocated to the assets and liabilities of Pierce based upon their respective fair values, with the remainder allocated to goodwill. Such allocations have been made based upon valuations and other studies, which may be subject to adjustment. Accordingly, the allocation of the purchase cost included in the accompanying Pro Forma Statements is preliminary.
   The final values may differ from those set forth in the historical consolidated financial statements of the Company and from those set forth herein.

                            OSHKOSH TRUCK CORPORATION
           Pro Forma Condensed Consolidated Statement of Income (Loss)
                          Year Ended September 30,1995
               (Unaudited, in thousands except per share amounts)

                                    The Company     Pierce       Pro Forma        The Company
                                    Historical    Historical   Adjustments         Pro Forma

   Net Sales                          $438,557      $179,998                        $618,555

   Cost of Sales                       384,167       152,343        $(833)  (a)      535,677
                                      --------      --------     --------            -------
   Gross Income                         54,390        27,655          833   (a)       82,878


   Operating Expenses                   35,097        15,356        3,968   (a)       54,421
                                      --------      --------     --------            -------
   Income From Operations               19,293        12,299       (3,135)  (a)       28,457

   Other Expense                           371         1,410       13,025   (b)       14,806
                                      --------      --------     --------            -------
   Income From Continuing
     Operations Before Income           18,922        10,889      (16,160)            13,651


   Provision For Income Taxes            7,285         4,201       (5,534)  (c)        5,952
                                      --------      --------     --------            -------
   Income From Continuing
     Operations                          11,637        6,688      (10,626)             7,699

   Discontinued Operations:

     Loss From Discontinued
       Net of Income Tax Benefit        (3,137)          --         3,137   (d)          --
     Gain on Disposal of
       Including Income Tax                716           --          (716)  (d)          --
                                      --------      --------     --------            -------
                                        (2,421)          --         2,421                --

   Extraordinary Item:
     Early Extinguishment of Debt,
       Net of Income Tax Benefit           --           (377)         377   (d)          --
                                      --------      --------     --------            -------

   Net Income                         $  9,216       $ 6,311   $   (7,828)       $     7,699
                                      ========      ========    =========         ==========
     Earnings Per Common Share:

       Continuing Operations        $     1.32                                   $      0.87
       Discontinued Operations           (0.28)                                         --
       Extraordinary Item                  --                                           --
                                     ---------                                     ---------
         Net Income                 $     1.04                                   $      0.87
                                      ========                                     =========

   Weighted Average Shares
     Outstanding                         8,824                                         8,824




                            OSHKOSH TRUCK CORPORATION
           Pro Forma Condensed Consolidated Statement of Income (Loss)
                         Nine Months Ended June 30,1996
                                      The Company      Pierce        Pro Forma            The Company
                                      Historical     Historical     Adjustments           Pro Forma

   Net Sales                             $295,472      $144,276                             $439,748

   Cost of Sales                          264,320       121,102           $(627)  (a)        384,795
                                         --------      --------         -------              -------
   Gross Income                            31,152        23,174             627   (a)         54,953


   Operating Expenses                      29,542        17,343          (1,985)  (a)         44,900
                                         --------      --------       ---------             --------
   Income from Operations                   1,610         5,831           2,612   (a)         10,053

   Other (Income) Expense                    (692)          605           9,769   (b)          9,682
                                        ---------     ---------       ---------            ---------
   Income from Continuing
     Operations Before Income
       Taxes                                2,302         5,226          (7,157)                 371

   Provision for Income Taxes                 898         2,091          (2,173)  (c)            816
                                         --------      --------       ---------             --------
   Income (Loss) from Continuing
     Operations                             1,404         3,135          (4,984)                (445)


   Discontinued Operations:
     Loss from Discontinued
       Operations,
       Net of Income Tax Benefit of
         $1,413                            (2,211)          --            2,211   (d)            --
                                          -------      --------        --------            ---------
   Net Income (Loss)                   $     (807)       $3,135    $      2,773           $     (445)
                                         ========      ========        ========            =========


     Earnings (Loss) per Common
       Share:
       Continuing Operations          $      0.16                                        $     (0.05)
       Discontinued Operations              (0.25)                                               --
                                          -------                                           --------
         Net Income (Loss)            $     (0.09)                                       $     (0.05)
                                         ========                                           ========

   Weighted Average Shares
     Outstanding                            8,882                                              8,882


                            OSHKOSH TRUCK CORPORATION
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF INCOME (LOSS)


    (a) The pro forma adjustments to cost of sales and operating expenses are comprised of the following (in thousands):

                                                Nine Months      Year Ended
                                                   Ended       September 30,
                                               June 30, 1996        1995
         Depreciation of property, plant
           and equipment(1)

              Cost of sales                           $(627)          $(833)
              Operating expenses                        (23)            (33)

         Amortization of identified
           intangible assets(2)                        1,366           1,821

         Amortization of goodwill                      1,922           2,563

         Elimination of certain non-
          recurring expenses incurred by
          Pierce prior to the Acquisition            (5,052)           (119)

         Elimination of historical
          amortization of goodwill                     (198)           (264)
                                                    --------        --------
                                                    $(2,612)          $3,135
                                                    ========        ========

         (1) The valuation of property, plant, and equipment is based on preliminary estimates of the fair values of such assets and is subject to change. Depreciation is computed over the remaining estimated useful lives. The useful lives of assets acquired have been conformed to the useful lives applied by the Company.

         (2) Approximately $62,000 of the purchase price has been allocated to the distribution network and other intangible assets. Amortization of such intangible assets is based on lives ranging from 12-40 years.

         (3) The amortization of the preliminary goodwill is based on an assumed life of 40 years. The allocation of costs in excess of net assets acquired will differ from that set forth herein upon finalization of detailed valuations and other studies. The amount of the goodwill amortization is an estimate and is subject to change upon finalization of the allocation of such excess. It is not expected that the final allocation of the purchase cost will differ materially from that presented herein.


    (b) Increased interest expense is based upon the pro forma consolidated debt of the company following the Acquisition, at the interest rates set forth in the following table, as if the Acquisition had been consummated as of the beginning of the periods presented (in thousands):

                                               Nine Months      Year Ended
                                                  Ended       September 30,
                                              June 30, 1996        1995

         Term loan ($150,000 at 8.000%)(1)            $9,000         $12,000
         Revolving credit facility ($10,355
           at 8.125%)(1)                                 631             841
         Amortization of deferred financing
           costs                                         138             184
                                                      ------         -------
                                                      $9,769         $13,025
                                                      ======          ======

         (1) Interest on the term loan and the revolving credit facility is payable at prime or at the applicable Eurodollar rate plus 2.5% and 2.125%, respectively, subject to downward adjustment if certain financial criteria are met.

         (2) Debt issuance costs are amortized over the seven year life of the related term loan.



    (c) Reflects the elimination of federal, state, and local income tax expense as a result of the pro forma adjustments described in the notes.

    (d) Reflects the elimination of the loss from discontinued operations and the extraordinary charge related to early extinguishment of debt, as applicable.


                            OSHKOSH TRUCK CORPORATION
                   Pro Forma Condensed Consolidated Balance Sheet
                                  June 30,1996
                            (Unaudited, in thousands)

                                                                   Pro Forma Adjustments
                                                    The                                               The
                                                  Company            (a)               (b)          Company
                                                Historical     The Acquisition      Valuation      Pro Forma
                      ASSETS

   Current assets:
     Cash and cash equivalents                   $  18,439           $   8,657      $    --         $  27,096
     Receivables                                    52,489               8,708         (1,201)         59,996
     Inventories                                    70,977              31,253          4,543         106,773
     Prepaid expenses                                2,859               2,602           (799)          4,662
     Deferred and
       refundable income taxes                       7,972               2,050          1,186          11,208
                                                  --------             -------       --------        --------
        Total current assets                       152,736              53,270          3,729         209,735


   Deferred charges                                  2,542                --             --             2,542
   Deferred income taxes                             2,674                 493           --             3,167
   Other long-term assets                            7,568                 575            (67)          8,076
   Costs in excess of net assets acquired              --              164,619       (164,619)            --
   Goodwill and other intangible assets, net         2,138                --          168,272         170,410


   Property, plant and equipment, at cost          105,004              39,766        (18,426)        126,344
   Less accumulated depreciation                   (67,126)            (20,012)        20,012         (67,126)
                                                 ---------            --------      ---------       ---------
     Net property, plant and equipment              37,878              19,754          1,586          59,218
                                                 ---------            --------      ---------       ---------

   Total assets                                   $205,536            $238,711       $  8,901        $453,148
                                                   =======            ========       ========        ========


   LIABILITIES & SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                            $  37,324            $  9,367     $       75       $  46,766

     Payroll-related obligations                     6,478              10,464            --           16,942
     Accrued warranty                                3,474               2,020          1,820           7,314
     Other current liabilities                      12,233               2,128          6,400          20,761
     Advances from customers                         2,896              28,130            --           31,026
                                                  --------            --------       --------       ---------

      Total current liabilities                     62,405              52,109          8,295         122,809

   Long-term debt                                      --               160,355           --          160,355
   Postretirement benefit obligations                9,490                 --             --            9,490
   Other long-term liabilities                       4,958                 --             --            4,958
   Net long-term liabilities of discontinued
     operations                                      2,803                 --             --            2,803
   Deferred income taxes                               --                2,021         24,832          26,853

   Shareholders' equity:
     Common stock:
      Class A                                            4                 --             --                4
      Class B                                           89                  21            (21)             89
     Paid-in capital                                16,396               9,711         (9,711)         16,396
     Retained earnings                             117,603              14,494        (14,494)        117,603
                                                   -------           ---------      ---------       ---------
                                                   134,092              24,226        (24,226)        134,092
      Treasury stock                                (6,705)                --             --           (6,705)
      Pension liability adjustment                  (1,507)                --             --           (1,507)
                                                  --------           ---------      ---------       ---------
        Total shareholders' equity                 125,880              24,226        (24,226)        125,880
                                                  --------           ---------      ---------       ---------
   Total liabilities and shareholders' equity     $205,536            $238,711       $  8,901        $453,148
                                                  ========            ========        =======        ========



                            OSHKOSH TRUCK CORPORATION
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

   (a)  The Acquisition

   On September 18, 1996, the Company acquired all the outstanding common stock of Pierce, thereby acquiring all Pierce's assets and liabilities.
   The financing for the acquisition was provided by a new bank credit agreement (the "Bank Credit Agreement"). The Bank Credit Agreement consists of a $150 million term loan which requires annual principal payments of $15 million and a final payment of $60 million on September 25, 2003, and a $50 million revolving credit facility for working capital purposes which expires on September 25, 1999. It is assumed that the total purchase price of approximately $160 million is financed under the Bank Credit Agreement.

   Interest on the term loan and the revolving credit facility is payable at prime or at the applicable Eurodollar rate plus 2.5% and 2.125%, respectively, subject to downward adjustment if certain financial criteria are met. Substantially all the tangible and intangible assets of the Company and its subsidiaries are pledged as collateral under the terms of the Bank Credit Agreement. Among other restrictions, the Bank Credit
   Agreement: (1) limits payments of dividends, purchases of the Company's stock, and capital expenditures; (2) requires that certain financial ratios be maintained at prescribed levels; (3) restricts the ability of the Company to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of the Company; and (4) limits investments, dispositions of assets and guarantees of indebtedness.

   (b) The Acquisition will be accounted for by the Company using the purchase method of accounting. The total purchase cost will be allocated to assets acquired and liabilities assumed of Pierce based upon their respective fair values, with the remainder allocated to goodwill. The historical shareholders' equity of Pierce will be eliminated on the Company's balance sheet. The aggregate purchase cost and its preliminary allocation to the assets and liabilities of Pierce are as follows (in thousands):

               Purchase cost, including related fees:

                    Acquisition of all issued and
                     outstanding shares of Pierce common
                     stock                                       $158,324

                    Fees and expenses incurred in connection
                     with the Acquisition                           2,031
                                                                 --------

                         Total purchase cost                     $160,355
                                                                 ========

               Preliminary allocation of purchase cost(1):

                    Net assets acquired at historical cost       $18,406

                    Elimination of historical goodwill of
                     Pierce                                       (4,269)

                    Revaluation of Pierce property, plant,
                     and equipment to estimated fair values        1,586

                    Intangible assets identified                  61,948

                    Deferred income tax provision associated
                     with the revaluation of Pierce's assets
                     and liabilities                             (23,645)

                    Goodwill                                     106,329
                                                               ---------
                         Total cost allocated                   $160,355
                                                                ========


   _______________

   (1) The allocation of the purchase cost reflects the revaluation of Pierce assets and liabilities to their estimated fair values based on preliminary estimates. Accordingly, the allocation is likely to differ from the final allocation.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

        Date:     November 27, 1996

                                      OSHKOSH TRUCK CORPORATION


                                      By:  R. Eugene Goodson
                                      R. Eugene Goodson
                                      Chairman and Chief Executive Officer


                                      By:  Charles L. Szews
                                      Charles L. Szews
                                      Vice President and Chief Financial
                                      Officer

                                  Exhibit Index

       Exhibit No.          Description

        2.1 Stock Purchase Agreement by and among Pierce Manufacturing Inc., the shareholders of Pierce Manufacturing Inc., and Oshkosh Truck Corporation dated August 7, 1996.*

        2.2 First Amendment to Stock Purchase Agreement by and among Pierce Manufacturing Inc., the shareholders of Pierce Manufacturing Inc., and Oshkosh Truck Corporation dated September 18, 1996.*

        4 Credit Agreement dated as of September 18, 1996 among Oshkosh Truck Corporation, and certain lenders with Firstar Bank Milwaukee, N.A., as Agent.*

        23   Consent of Arthur Andersen LLP*

   _____________________

   *    Previously filed.